SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                  Date of Report:     March 17, 2000

               STARNET COMMUNICATIONS INTERNATIONAL INC.

        (Exact name of registrant as specified in its charter)

       DELAWARE                   0-29290                52-2027313
(State of incorporation)  (Commission File Number)  (IRS Employer ID No.)

                            Newgate Street
                              PO Box 3265
                          St. John's, Antigua
                              West Indies

   (Address of principal executive offices)               (Zip Code)

  Registrant's telephone number, including area code:  (268) 480-1651

     (Former name or former address, if changed since last report)

                  INFORMATION INCLUDED IN THIS REPORT

Item 5.   Other Events

Pursuant to the terms of a letter agreement dated for reference March 17, 2000, the Registrant has completed the sale of substantially all of the assets and undertakings comprising the adult entertainment division of Starnet Communications Canada Inc. ("Starnet Canada"), a wholly owned subsidiary of the Registrant incorporated in British Columbia, Canada. Specifically, Starnet Canada has sold to 596773 B.C. Ltd. (the "Purchaser") the material business assets of Starnet Canada's adult entertainment division, including all equipment, website content, material agreements and all interest of Starnet Canada in 600636 British Columbia Ltd., a subsidiary of Starnet Canada that was incorporated for the purpose of holding registered title to all URLs (domain names) used in connection with the adult entertainment division.

The disposition of the adult entertainment division was voluntarily initiated by management of the Registrant with a view to focusing the business of the Registrant on its core online gaming activities.

The purchase price for the assets was US$2.3 million, of which US$460,000 was paid on March 31, 2000 and the balance of which will be payable in monthly installments to and including July 1, 2003. The deferred portion of the purchase price is secured by a general security agreement in favour of Starnet Canada, and a pledge of the shares of 600636 British Columbia Ltd.

The Purchaser is a British Columbia company, which the Registrant is advised is acting as agent for a related company, Kiama Ltd. of Jersey, Channel Islands. The Purchaser and Kiama Ltd. are and were at all times at arm's length to the directors and officers of the Registrant. Management of the Registrant is advised that the Purchaser acted as an intermediary of Kiama Ltd. of Jersey, Channel Islands. One of the principals of the Purchaser, Doug McLelland, was formerly the general manager of the adult entertainment division and an employee of Starnet Canada. On the closing of the sale, Starnet Canada terminated the employment of Mr. McLelland and the other employees of the adult entertainment division.

Reference is also made to the press release issued to the public by the Registrant on April 18, 2000, the text of which is attached hereto as
Exhibit 99.1.

The disposition of the adult entertainment division is being reported as a voluntary item under Item 5 because the quantity of assets involved does not meet the specifications of Item 2 (Acquisition or Disposition of Assets).

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

     99.1 News Release dated April 18, 2000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



                    STARNET COMMUNICATIONS INTERNATIONAL INC.

Date: June 14, 2000           BY: /s/ Meldon Ellis

                              Name:     Meldon Ellis
                              Title:    President and CEO